UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 7, 2007

Luminent Mortgage Capital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	012-36309	06-1694835
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 California Street, Suite 1350, San Francisco, California		94111
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	415 217-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Between August 7, 2007 and August 9, 2007, eight repo lenders declared events of default to have occurred in respect of alleged failures by the Company and its affiliates to post margin or repurchase financial assets under various master repurchase agreements substantially in the form of the September 1996 version of those agreements published by The Bond Market Association. As a result, the repurchase dates for reverse repo transactions by the Company and its affiliates having an aggregate repurchase price of approximately $1.6 billion, calculated as of August 9, 2007, were deemed by those repo lenders to have occurred (to the extent that their repurchase dates had not already occurred), and those repo lenders demanded immediate payment by the Company of that aggregate repurchase price.

In addition, the events of default declared under the master repurchase agreements described above caused a default to occur under the indenture relating to $90 million of the Company’s 8.125% Convertible Senior Notes due 2027, in respect of which those notes may be declared to be immediately due and payable. Those events of default also caused a default to occur with respect to the asset-backed commercial paper issued by Luminent Star Funding Statutory Trust I, an affiliate of the Company, in respect of which that commercial paper has been declared to be immediately due and payable. As a result, the agent for the holders of that commercial paper has demanded immediate payment of approximately $580 million, calculated as of August 9, 2007.

Subsequent to August 9, 2007, other repo lenders may have declared events of default to have occurred in respect of alleged failures by the Company and its affiliates to post margin or repurchase financial assets under various master repurchase agreements, and the Company’s obligations under those agreements may be material.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminent Mortgage Capital, Inc.

August 13, 2007	By:	/s/ Christopher J. Zyda

Name: Christopher J. Zyda
Title: Chief Financial Officer